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Exhibit 10.1(bk)

SAUER-DANFOSS INC.
DEFERRED COMPENSATION PLAN
FOR SELECTED EMPLOYEES

Article 1. Establishment and Purpose

        1.1   Establishment. Sauer-Danfoss Inc., a Delaware corporation (the "Company"), hereby establishes, effective as of January 1, 2004, a deferred compensation plan for selected employees of the Company or of a member of a Related Group with the Company. Such plan shall be known as the "Sauer-Danfoss Inc. Deferred Compensation Plan for Selected Employees" (the "Plan").

        1.2   Purpose. The primary purpose of the Plan is to provide a select group of management or highly compensated employees of the Company with the opportunity to voluntarily defer all or a portion of their Compensation subject to the terms of the Plan. By adopting the Plan, the Company desires to enhance the ability of the Company to attract and retain employees of outstanding competence.

Article 2. Definitions

        Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

  (a)
  "Board" or "Board of Directors" means the Board of Directors of the Company.

  (b)
  "Beneficiary" shall mean any legal or natural person designated by a Participant to receive any benefits payable under the Plan on account of the Participant's death. Each designation by a Participant shall be filed with the Company during the Participant's lifetime on a form substantially in the form of the attached Exhibit "A" ("Beneficiary Designation Form") and may include successive or contingent Beneficiaries. A Participant, by filing a Beneficiary Designation Form with the Company during the Participant's lifetime, may change a Beneficiary Designation at any time, and from time to time, without the consent of or notice to any person previously designated by the Participant.

  (c)
  "Change in Control" of the Company means, and shall be deemed to have occurred upon any of the following events:

  (i)  Any person (other than those persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; provided, however, that a Change in Control shall not result from (a) Danfoss A/S, as defined below, acquiring securities of the Company from the Murmann Group, as such term is defined below, either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or (b) the Murmann Group acquiring securities of the Company from Danfoss A/S either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or

  (ii)  During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

  (iii)  The consummation of: (A) a plan of complete liquidation of the Company; or (B) the sale or disposition of all or substantially all the Company's assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

  However, in no event shall a "Change in Control" be deemed to have occurred with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change-in-Control transaction. A Participant shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

  For purposes of (c)(i) of this Article 2, (A) Danfoss A/S shall be deemed to mean any one or more of Danfoss A/S, any of its subsidiaries or related or affiliated companies or joint ventures, or any successor of the foregoing; and (B) the Murmann Group shall be deemed to mean any one or more of (i) Klaus Murmann, (ii) any member of his immediate family, (iii) any entity a majority of the voting interests of which are owned, directly or indirectly, by Klaus Murmann and/or any member or members of his immediate family, or (iv) trust, a majority of which is owned by, or a majority of the beneficiaries of which consist of, directly or indirectly, Klaus Murmann, and/or any member or members of his immediate family.

  (d)
  "Code" means the Internal Revenue Code of 1986, as amended.

  (e)
  "Committee" means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan, as described in Article 3 herein.

  (f)
  "Company" means Sauer-Danfoss Inc., a Delaware corporation.

  (g)
  "Company Officer" means any executive officer of the Company, as defined by Regulation C, Rule 405 of the Securities Act of 1933 and as determined by the Company and its legal counsel from time to time.

  (h)
  "Compensation" means the total amount of base compensation and annual incentive plan bonus paid to an Employee by the Company for services rendered during a Plan Year.

  (i)
  "Deferral Period" means the time period between the date a deferral election takes effect and the date the deferred amount will be paid.

  (j)
  "Director" means a member of the Board of Directors of the Company on or following the Effective Date of the Plan.

  (k)
  "Disability" means a condition which would entitle a Participant to disability benefits under a Group Long-Term Disability Income Plan sponsored by the Company or by any other entity which is a member of a Related Group with the Company and which serves as employer to the Employee Participant.

  (l)
  "Earnings Credit Rate means an quarterly interest rate, equal to 1/4 of the sum of the annual yield on 10-year U.S. Treasury notes plus 300 basis points (3%). The Earnings Credit Rate will be redetermined quarterly pursuant to the Plan. For purposes of this definition, the yield on 10-year

    U.S. Treasury notes shall be such yield as published in the Wall Street Journal, or an equivalent yield if the Wall Street Journal published rates become unavailable.

  (m)
  "Effective Date" means the date the Plan becomes effective, as set forth in Section 1.1 herein.

  (n)
  "Employee" means any full-time, salaried employee of the Company or of a member of a Related Group with the Company.

  (o)
  "Executive Office" means the Executive Office of the Company, as the same shall from time to time exist.

  (p)
  "Participant" means any Employee who has participated in, and accrued a benefit under, the Plan.

  (q)
  "Plan" means the Sauer-Danfoss Inc. Deferred Compensation Plan for Selected Employees.

  (r)
  "Plan Year", generally, means the twelve month period ending each December 31. So long as Sauer-Danfoss continues to pay its employees on a bi-weekly schedule, the beginning of a Plan Year will coincide with the beginning of the payroll period that includes January 1st and the end of a Plan Year will coincide with the end of payroll period that falls latest in the following December.

  (s)
  "Related Group" shall mean a controlled group of corporations (as defined in Code §414(b)), trades or businesses (whether or not incorporated) which are under common control (as defined in Code §414(c)) or an affiliated service group (as defined in Code §14(m) or in Code §414(o)).

Article 3. Administration

        3.1   Administration of the Plan. The Plan shall be administered by the Committee with respect to Company Officers and by the Executive Office with respect to Employees other than Company Officers. Subject to the provisions set forth herein, the Committee and the Executive Office shall, for their respective constituencies, have full power to determine the terms and conditions of each Employee's participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend or waive rules and regulations for the Plan's administration; to amend (subject to the provisions of Article 10 herein) the terms and conditions of the Plan and any agreement or instrument entered into under the Plan; and to make other determinations which may be necessary or advisable for the administration of the Plan.

        Subject to the terms of the Plan, the Committee and the Executive Office may, for their respective constituencies, delegate any or all of its authority granted under the Plan to a committee appointed by the Board or to an executive or executives of the Company.

        3.2   Decisions Binding. For their respective constituencies, all determinations and decisions of the Committee and the Executive Office as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive and binding on all parties.

        3.3   Indemnification. Each person who is or shall have been a member of the Committee or the Executive Office or who is or shall have been a delegate pursuant to Section 3.1 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party, or which such person may be involved by reason of any action taken or failure to act under the Plan unless such action or failure to act is the result of intentional misconduct. The Company shall, subject to the requirements and limitations of Delaware law, pay such loss, cost, liability or expense imposed on or incurred by such person promptly upon demand by such person, whether or not such person has actually advanced such amount prior thereto.

        Except with respect to intentional misconduct, the Company shall also indemnify each such person who is or shall have been a member of the Committee and the Executive Office against and from any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on his or her own behalf.

        The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 4. Eligibility and Participation

        4.1   Eligibility. Eligibility to participate in this Plan shall be limited to a select group of management or highly compensated Employees of the Company or of a member of a Related Group with the Company. The Committee shall, in its discretion, select the Company Officers who are eligible to participate in the Plan. The Executive Office shall, in its discretion, select the Employees, other than Company Officers, who are eligible to participate in the Plan. The Company's Vice President-Human Resources shall notify such selected Company Officers and Employees of their eligibility in writing. Once granted, eligibility will continue on a year to year basis unless otherwise cancelled by the Committee, in the case of Company Officers or by the Executive Office, in the case of Employees other than Company Officers. No Employee shall be allowed to vote in any matter affecting his or her eligibility or participation in this Plan. In the event a Participant no longer meets the requirements for eligibility to participate in the Plan, such Participant shall become an inactive Participant retaining all of the rights described under the Plan, except the right to make any further deferrals hereunder.

        4.2   Participation. When an Employee first becomes eligible to participate in the Plan, such Employee shall, as soon as practicable thereafter, be notified of eligibility to participate. At such time, the Company shall provide such Employee with an "Election to Defer Form" which shall be submitted by the Employee as provided in Section 5.1 hereof.

        Unless otherwise determined by the Committee and the Executive Office, once notified of eligibility to participate, each eligible Employee shall be entitled to make deferrals with respect to each subsequent Plan Year by submitting an "Election to Defer Form" as provided in Section 5.1 hereof.

        4.3   Partial Plan Year Participation. In the event an Employee first becomes eligible to participate in the Plan after the beginning of a Plan Year, such Employee may complete an "Election to Defer Form" within thirty (30) days of being notified of becoming eligible to participate; such election to be valid and applicable for the Plan Year then in progress. A deferral election in an "Election to Defer Form" submitted pursuant to this Section 4.3 shall apply only to Compensation earned subsequent to the date on which a valid "Election to Defer Form" is received by the Company from the Participant.

Article 5. Deferral Contributions

        5.1   Amount Which May Be Deferred by a Participant. A Participant may elect to defer up to one hundred percent (100%) of Compensation in any Plan Year. Participants shall make their elections to defer Compensation under the Plan prior to the beginning of each Plan Year, or not later than thirty (30) calendar days following notification of initial eligibility to participate for a partial Plan Year, as applicable. At the time a Participant makes a deferral election under this Section 5.1, the Participant may also make the election described in Section 5.2 relating to time of distribution and must make the election in Section 5.3 relating to form of distribution. A Participant's election to defer shall be substantially in the form of the attached Exhibit "B".

        5.2   Length of Deferral Period.

  (a)
  General Rule. Except as provided in subsection (b) below, payment of a Participant's deferred amounts shall begin as soon as practicable following the Participant's termination from service as an Employee.

  (b)
  Early Distribution Election. At the time a Participant makes his or her initial deferral election under section 5.1, the Participant may specify a Deferral Period that will end at least two years following the date on which the initial deferral election takes effect. If the Participant makes an election under this subsection (b), the elected portion of amounts allocated to the Participant's Account at the end of the Deferral Period shall be distributed to the Participant at the end of the Deferral Period.

  A Participant may elect to extend a Deferral Period previously elected under this subsection (b) by filing an election form with the Company that specifies the later date on which the Deferral Period will expire. This election to extend the Deferral Period must be made at least one year before the expiration of the original Deferral Period specified by the Participant under this subsection (b). A Participant's election to extend Deferral Period shall be substantially in the form of the attached Exhibit "C".

  (If the Participant terminates employment before the end of the scheduled Deferral Period, the Participant's account shall be distributed under the general rule described in subsection (a) above. In addition, amounts contributed to the Participant's account after the end of the scheduled Deferral Period shall be distributed under the general rule described in subsection (a) above.)

        5.3   Form of Payment. At the time a Participant makes a deferral election under Section 5.1, the Participant must elect the form in which the Participant's entire account will be distributed. The Participant must elect either:

  (a)
  A lump sum payment; or

  (b)
  Annual installment payments over a period not longer than ten years.

        If the Participant makes the special election described in Section 5.2(b), the Participant may make separate payment form elections with respect to the portion of the Participant's account that will be paid on the early distribution date and the portion of the account that will be paid upon the Participant's termination from service as an Employee.

        Notwithstanding the foregoing, any unpaid deferred amount in the Participant's account shall be paid to the Participant in the event that, at any time prior to full payment of such deferred amounts the Participant's service as an Employee is terminated by reason of (i) death or Disability, or (ii) a Change in Control. In such event, payment shall be made in a single lump sum, in cash, as soon as practical following the termination of the Participant's service as an Employee.

        5.4   Revocation of Deferral. After the beginning of a Plan Year a Participant may not increase or decrease the amount of Compensation deferred for that Plan Year under Section 5.1 except that the Participant may revoke an election by written notice to the Company and have no deferrals made with respect to any Compensation such Participant has not yet earned. A Participant who revokes an election under this Section 5.4 may make a new deferral election that shall take effect only as of the first day of a subsequent Plan Year.

        5.5   Financial Hardship. For their respective constituencies, the Committee and the Executive Office shall have the authority to alter the timing or manner of payments of deferred amounts in the event that a Participant establishes, to the satisfaction of the Committee or the Executive Office, as appropriate, severe financial hardship. In such event, the Committee or the Executive Office, as appropriate, may, in its sole discretion:

  (a)
  Authorize the cessation of deferrals by such Participant under the Plan; and/or

  (b)
  Provide that all, or a portion, of the amount previously deferred by the Participant shall immediately be paid in a lump-sum cash payment; and/or

  (c)
  Provide for such other payment schedule as deemed appropriate by the Committee or the Executive Office, as appropriate, under the circumstances.

        For purposes of this Section 5.5, "severe financial hardship" shall mean any financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. In any event, payment may not be made to the extent such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; and (iii) by cessation of deferrals under the Plan. Withdrawals of amounts because of a severe financial hardship may only be permitted to the extent reasonably necessary to satisfy the hardship. Examples of what are not considered to be severe financial hardships include the need to send a Participant's child to college or the desire to purchase a home.

        The severity of the financial hardship shall be judged by the Committee or the Executive Office, as appropriate. The decision of the Committee or the Executive Office, as appropriate, with respect to the severity of financial hardship and the manner in which, if at all, the Participant's future deferral opportunities shall be ceased, and/or the manner in which, if at all, the payment of deferred amounts to the Participant shall be altered or modified, shall be final, conclusive, and not subject to appeal.

        5.6   Default Elections. If an Employee participates under the Plan for a given Plan Year, but does not file a timely election form for the next Plan Year, the Employee shall be deemed to elect for the next Plan Year the same deferrals of Compensation elected for the prior Plan Year, unless the Employee revokes the prior election pursuant to Section 5.4.

Article 6. Deferred Compensation Accounts

        6.1   Participants' Accounts. The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant, and earnings credited to the deferrals. Each account shall be credited as soon as practicable after the date the amount deferred otherwise would have become due and payable to the Participant. The establishment and maintenance of such accounts, however, shall not be construed as entitling any Participant to any specific assets of the Company.

        6.2   Earnings Credited on Deferred Amounts. In addition to deferred compensation amounts credited to the unfunded accounts described in Section 6.1, there shall be credited to each account, on the last day of each calendar quarter, an amount determined by multiplying the account balance on the first day of such calendar quarter by the Earnings Credit Rate, determined as of the first day of such calendar quarter. If there are changes to a Participant's deferred compensation balance during a calendar quarter due to contributions or distributions, the earnings credited will be adjusted on a pro rata basis, using the Earnings Credit Rate as of the first day of such calendar quarter.

        For information purposes only, the Company will, at least annually, issue a statement to each Participant reflecting the unfunded account balance relating to that Participant. Any such statement to a Participant shall not in any way alter the Participant's rights, duties or responsibilities as set forth in the Plan or the Participant's elections relating to the Plan.

        6.3   Charges Against Accounts. There shall be charged against each Participant's deferred compensation account any payments made to the Participant or to the Participant's Beneficiary.

Article 7. Beneficiary Designation

        Each Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant's death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be made on a "Beneficiary Designation Form", substantially in the form of Exhibit "A". Each designation shall be effective as of the date delivered to the Company.

        Participants may change their designations of Beneficiary by completing a new Beneficiary Designation Form. The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed by the Participant and delivered by the Participant to the Company prior to the Participant's death.

        In the event that all the Beneficiaries named by a Participant pursuant to this Article 7 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant's Beneficiaries under the Plan shall be paid first to the Participant's spouse, if any. If the Participant is not survived by a spouse, then the benefits shall be paid to the Participant's surviving children in equal shares. In the event no spouse or children exist, any benefit payable under the Plan shall, upon the death of the Participant, be paid to the Participant's.

        In the event a Participant does not designate a Beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant's Beneficiaries under the Plan shall be paid first to the Participant's spouse, if any. If the Participant is not survived by a spouse, then the benefits shall be paid to the Participant's surviving children in equal shares. In the event no spouse or children exist, any benefit payable under the Plan shall, upon the death of the Participant, be paid to the Participant's estate.

Article 8. Rights of Participants

        8.1   Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make payments from the Participants' accounts when due. Payment of account balances shall be made out of the general funds of the Company.

        8.2   Unsecured Interest. No Participant or party claiming an interest in deferred amounts or contributions of a Participant shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

        8.3   Service as an Employee. Neither the establishment of the Plan, nor any action taken hereunder, shall in any way obligate the Company or any other member of the Group to continue the employment of an Employee as an executive or in any other capacity.

Article 9. Amendment and Termination

        The Company hereby reserves the right to amend, modify or terminate the Plan at any time by action of the Committee, with respect to changes impacting Company Officers and by the Executive Office, with respect to changes impacting Employees other than Company Officers. No such amendment or termination shall in any material manner adversely affect any Participant's rights to deferred amounts (including earnings and appreciation thereon) without the consent of the Participant.

Article 10. Miscellaneous

        10.1 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by regular mail to the Vice President—Human Resources. Such notice, if mailed, shall be addressed to the offices of the Company in Ames, Iowa. Notice sent to a Participant by regular mail shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by regular mail, as of the date shown on the postmark.

        10.2 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

        10.3 Nontransferability. Participant's rights to deferred amounts, contributions and earnings credited thereon under the Plan may not be sold, transferred, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

        10.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect any remaining parts of the Plan, and the Plan shall be construed and enforced as if illegal or invalid provision had not been included.

        10.5 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

        10.6 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

        10.7 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule.

Executed at Ames, Iowa, this 9th day of December 2003.
SAUER-DANFOSS INC.
By	/s/ RONALD C. HANSON

Approved This 11th Day of December 2003

/s/ JOHANNES F. KIRCHHOFF Johannes F. Kirchhoff Chairman—Compensation Committee Sauer-Danfoss Inc.

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  Exhibit 10.1(bk)
SAUER-DANFOSS INC. DEFERRED COMPENSATION PLAN FOR SELECTED EMPLOYEES